Exhibit 99.1

MEMORANDUM

To:	Members of the Board of Directors and Section 16 Officers of Renovis

From:	George Fraley, Vice President, Legal Affairs, Associate General Counsel

Date:	November 16, 2007

Re:	Blackout Period for Renovis Securities

From December 17, 2007 through January 18, 2008, you will be prohibited from purchasing, selling or otherwise acquiring or transferring Renovis, Inc. (the “Company”) common stock (or any derivative security such as an option) if you acquired or would acquire such security in connection with your service to or employment with the Company. As explained in more detail below, this prohibition is imposed by Section 306 of the Sarbanes-Oxley Act of 2002 (“SOX”) and the rules promulgated thereunder by the Securities and Exchange Commission commonly referred to as Regulation BTR (Blackout Trading Restriction).

By way of background, Section 306(a) of SOX prohibits directors and executive officers of an issuer from trading in the issuer’s equity securities during any period during which employees are unable to purchase or sell issuer equity securities held in 401(k) or similar plans. This period is commonly referred to as a “blackout period.” A blackout period is usually imposed for administrative reasons such as changes in plan record keepers, introduction of new investment alternatives or business combinations.

In connection with the change in record keepers for the Renovis, Inc. 401(k) Plan and Trust (the “Plan”) from Hicks Pension Service, John Hancock and Northwestern Mutual to Prudential Retirement, the Company has advised all participants in the Plan that it will impose a temporary restriction on transactions, including sales of Renovis common stock held in the Plan, from December 17, 2007 to January 18, 2008 (the “Blackout Period”). As a result, pursuant to Section 306 of SOX and Regulation BTR, all members of the board of directors and Section 16 Officers will be prohibited from purchasing, selling or otherwise acquiring or transferring Renovis securities that were acquired, or would be acquired, in connection with their service or employment during the Blackout Period.

If you have questions related to the Blackout Period and your ability to purchase, sell or otherwise transfer Renovis common stock, please contact George Fraley at 650-266-1571 or gfraley@renovis.com.